Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 3 to the Registration Statement (Form S-3 to Form S-4 Nos. 333-46374 and 333-54668) and related Prospectus of Transocean Inc. for the registration of 5,127,500 ordinary shares and to the incorporation by reference therein of our reports dated March 14, 2005, with respect to the consolidated financial statements of Transocean Inc. and Subsidiaries, Transocean Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Transocean Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and the related financial statement schedule of Transocean Inc. and Subsidiaries included therein, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Houston, Texas
November 18, 2005